Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, $0.001 par value per share of EverQuote, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G.

Dated as of February 14, 2020

ARARAT CAPITAL MANAGEMENT, LP By: Ararat Capital Management GP, LLC, its general partner
By:	/s/ Raffi Tokatlian
Name: Raffi Tokatlian
Title: Managing Member

NARROW RIVER CAPITAL PARTNERS MASTER FUND, L.P.

By:	Narrow River Capital Partners GP, LLC, its general partner

By:	/s/ Raffi Tokatlian
Name: Raffi Tokatlian
Title: Managing Member

/s/ Raffi Tokatlian
Raffi Tokatlian